                                                                  EXHIBIT 10.113

                   [Letterhead of Sahara Gaming Corporation]

                                 July 10, 1995


To Certain Holders of Pioneer Bonds

           Re:  Pioneer Finance Corp. Indenture dated as
                of December 1, 1988, as amended
                $120,000,000 13-1/2% First Mortgage Bonds due 1998
                --------------------------------------------------

Ladies and Gentlemen:

          Enclosed for your consideration is a Revised Consent and Waiver (the "Revised Consent") relating to the above-referenced securities (the "Bonds") regarding the sale of substantially all of the assets of the Hacienda Hotel and the Sahara Hotel. This Revised Consent contains the following changes from the Revised Consent and Waiver dated July 7, 1995:

          .    The cash contributions to Pioneer Hotel Inc. ("PHI") would be made within 60 days, rather than 90 days, after the sales of the Hacienda and Sahara Hotels (page 3).

          .    The Revised Consent reflects management's belief that the market value of the Henderson, Nevada real property held by Sahara Mission Valley Inc. is approximately $20 million (page 3).

          .    Any contribution of up to an additional $10 million to PHI and/or
Sahara Green Valley, required under certain circumstances, would be limited in use for capital contributions to Sahara Green Valley, repurchase of Bonds, debt service on the Note or capital expenditures, rather than only such a contribution triggered by a sale of the Wet "N Wild Parcel (page 4).

          You, as beneficial holders rather than record holders of the Bonds, are not entitled to execute the Revised Consent unless you do so pursuant to the written authorization of your nominee holder, which authorization must be returned with the executed Revised Consent to Sahara Gaming Corporation, 2535 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Chief Financial Officer.

          Therefore, in order to submit a properly executed Revised Consent, please either (i) have it executed by your nominee holder, or (ii) obtain the written authorization WITH SIGNATURE GUARANTEED of your nominee holder for you to execute the Revised Consent, and submit both the authorization and the executed Revised Consent.

          It is requested that all executed Revised Consents be returned to Sahara Gaming no later than Wednesday, July 12, 1995.

          Should you have any questions, please direct them to Thomas K. Land, Chief Financial Officer, Sahara Gaming Corporation, 2535 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone: (702) 737-2750; fax: (702) 737-2787.

                                       Very truly yours,

                                       SAHARA GAMING CORPORATION

                                       By:  __________________

                                 July 10, 1995

           Re:  Pioneer Finance Corp. Indenture dated as
                of December 1, 1988, as amended
                $120,000,000 13-1/2% First Mortgage Bonds due 1998
                --------------------------------------------------

 Ladies and Gentlemen:

      Reference is made to the Indenture dated as of December 1, 1988, among Pioneer Finance Corp., as Issuer ("Pioneer"), Sahara Gaming Corporation ("Sahara Gaming"), as successor Guarantor to Sahara Casino Partners, L.P., and IBJ Schroder Bank & Trust Company, as successor Trustee, as amended (the "Indenture"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Indenture.

           Section 801(d) of the Indenture requires that Sahara Gaming not cause or permit any of its consolidated Subsidiaries to dispose of all or substantially all of their respective properties or assets, except when such assets or properties are transferred to other subsidiaries of Sahara Gaming. Hacienda Hotel Inc. ("HHI"), a Nevada corporation and consolidated Subsidiary of Sahara Gaming, has entered into an agreement to dispose of the Hacienda Resort Hotel and Casino (the "Hacienda Hotel"), constituting all or substantially all of its assets. Sahara Nevada Corp. ("SNC") and Sahara Las Vegas Corp. ("Sahara Las Vegas"), each Nevada corporations and consolidated Subsidiaries of Sahara Gaming, have entered into agreements to dispose of the Sahara Hotel and Casino and related property (the "Sahara Hotel"), constituting all or substantially all of their respective properties. Absent an effective waiver of Section 801(d) as it applies to any such dispositions, such dispositions would be in violation of Section 801(d) of the Indenture and, if consummated, would create an Event of Default under Section 501(e) of the Indenture.

           We are seeking a waiver of Section 801(d) as it applies to the contemplated sales of the Hacienda Hotel and the Sahara Hotel, which are described in more detail below.

           HACIENDA HOTEL SALE. Pursuant to the agreement for the sale of the Hacienda Hotel, HHI will receive cash proceeds of $80 million. Of such proceeds, $56 million will be used by HHI to repay approximately (i) $22 million of indebtedness secured by the Hacienda Hotel that accelerates upon a sale of the property (the "PERS Note"), (ii) $2 million of equipment financing, and (iii) $32 million outstanding on an affiliate note payable to SNC that accelerates upon a sale of the property (a portion of which will be loaned to a Sahara Gaming subsidiary to repay certain indebtedness, as described in the following paragraph). In addition, $15.5 million of such proceeds will be used to purchase $20 million principal amount of 13-1/2% First Mortgage Bonds due 1998 (the "Bonds"), which Sahara Gaming has committed to buy, contingent upon the closing of the sale of a Hacienda Hotel. The balance of the proceeds of approximately $9.5 million will be used to relocate the recreational vehicle facility currently located on the Hacienda property, as required by the purchase agreement, and to pay the costs associated with the transaction.

           Approximately $16.8 million of third party indebtedness (the "Green Valley Notes") of Sahara Mission Valley Inc. ("Sahara Green Valley"), a Nevada corporation and a consolidated Subsidiary of Sahara Gaming, is secured by an approximately 40 acre parcel of real property in Henderson, Nevada, and matures on the earlier of September 30, 1995 and five days after consummation of a sale of the Hacienda Hotel. Under the terms of an indenture to which SNC is a party, the proceeds received by SNC upon repayment of the $32 million affiliate note may be used only (i) by SNC for capital expenditures at the Sahara Hotel, or (ii) for loans by SNC to wholly-owned subsidiaries of Sahara Gaming, provided any loan is evidenced by an affiliate note comparable to the one that will be repaid, including having a maturity date of the earlier of August 17, 1996 or a sale of the Sahara Hotel. The repayment of the Green Valley Notes will be funded by a loan from SNC to Sahara Green Valley using a portion of the funds received by SNC upon repayment of the affiliate note, and will be evidenced by a new affiliate note with a maturity of the earlier of August 1996 or a sale of the Sahara Hotel.

           Consummation of the Hacienda sale is contingent upon receipt by the buyer of all necessary gaming approvals and is subject to obtaining the waiver requested in this letter.

           SAHARA HOTEL SALE. Pursuant to the agreements for the sale of the Sahara Hotel, SNC will receive approximately $128 million in cash, and Sahara Las Vegas will receive a parcel of real property on the Las Vegas Strip (the "Wet 'N Wild Parcel") valued at approximately $22 million in exchange for a parcel of real property, a portion of which is currently leased to SNC for parking at the Sahara Hotel. In connection with the sale of the Sahara Hotel, $115 million of indebtedness secured by the property must be defeased. The cash proceeds of the sale will be used to fund the cost of defeasance, estimated at approximately $122 million, and to pay for the costs associated with the transaction.

           Consummation of the Sahara sale is contingent upon receipt by the buyer of all necessary gaming approvals, approval of the Boards of Directors of SNC and Sahara Las Vegas Corp. and termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and is subject to obtaining the waiver requested in this letter.

           WAIVER REQUEST. We hereby request that Holders consent to waive compliance by Sahara Gaming with Section 801(d) with respect to the proposed dispositions of the Hacienda Hotel and the Sahara Hotel described herein, provided Sahara Gaming agrees as set forth below.

           Concurrently with the effectiveness of Consents and Waivers executed by Holders of not less than a majority of the Outstanding Amount of Bonds Outstanding, and contingent upon the consummation of the sale of the Hacienda Hotel, Sahara Gaming would agree:

           .    to cause the $20 million principal amount of Bonds to be
 acquired for $15.5 million, contingent upon the consummation of a sale of the

 Hacienda Hotel, to be contributed as equity to PHI and submitted to the Trustee for cancellation.

           Concurrently with the effectiveness of Consents and Waivers executed by Holders of not less than a majority of the Outstanding Amount of Bonds Outstanding, and contingent upon the consummation of the sales of both the Hacienda Hotel AND the Sahara Hotel, Sahara Gaming would agree:

           . to cause $10 million in cash to be contributed to PHI within 60 days after the later of the consummation of the sale of the Hacienda Hotel and the Sahara Hotel. Such funds would be restricted in use for (i) contribution to the capital of Sahara Green Valley, (ii) repurchase of Bonds, (iii) debt service on the Note, and (iv) capital expenditures at the Pioneer Hotel.

           .    to cause $5 million in cash to be contributed to PHI within 60 days after the later of the consummation of the sale of the Hacienda Hotel and the Sahara Hotel. Such funds would be restricted in use for (i) debt service on the Note, and (ii) capital expenditures at the Pioneer Hotel.

           .    to cause the capital stock of Sahara Green Valley, representing all of the outstanding capital stock, to be contributed to PHI, subject to the conditions set forth in the following paragraph. Immediately prior to the contribution, Sahara Gaming would cause SNC to forgive the new affiliate note evidencing the loan made for the purpose of repaying the Green Valley Notes. Management believes that the market value of the real property in Henderson, Nevada held by Sahara Green Valley is approximately $20 million.

           As a result of the contribution of the Sahara Green Valley stock, the real property in Henderson, Nevada held by Sahara Green Valley would be held by a subsidiary of PHI. It is contemplated that Sahara Green Valley will enter into financing arrangements secured by the real property in Henderson, Nevada and personal property of Sahara Green Valley in connection with the development of a hotel-casino on the Henderson, Nevada property.

           Sahara Green Valley would not be subject to restrictions on the incurrence by it of indebtedness, except that any indebtedness that is secured by the real property may not exceed $70 million principal amount in the aggregate. Accordingly, the restrictions in the Indenture, the Mortgage Documents or any documents related to the Indenture or the Mortgage Documents that would otherwise limit in any way Sahara Green Valley's ability to incur debt, whether secured or unsecured, including without limitation the restrictions in Section 1008 (Restrictions on Debt), would not be applicable to it. Furthermore, Sahara Green Valley would not be subject to the restrictions in Section 801(d) of the Indenture (Consolidation, Merger, Conveyance or Transfer Only on Certain Terms), which would otherwise prohibit a merger or disposition of substantially all of the assets of Sahara Green Valley, or
 Section 1011 of the Indenture (Restrictions on Activities), which would otherwise require Sahara Green Valley to limit its activities to the Pioneer Hotel operations. Finally, Section 1010(b) of the Indenture (Limitations on Distributions and Investments) would be amended to provide that Sahara Green Valley would be permitted to make a Restricted Payment to PHI in an amount up to the amount of the net proceeds received upon a disposition of substantially all of the Sahara Green Valley assets, regardless of the Cash Flow and Coverage Ratio tests specified in Section 1010(b)(2). All other covenants in the Indenture applicable to Subsidiaries of PHI would be applicable to Sahara Green Valley.

           .    to cause up to $10 million to be contributed as debt or equity to PHI and/or Sahara Green Valley, (i) in the event of a sale by Sahara Las Vegas of the Wet 'N Wild Parcel at any time prior to Maturity of the Bonds, or
 (ii) to the extent necessary to satisfy any remaining principal obligation of Pioneer on the Bonds in December 1997 and December 1998. Such $10 million contribution obligation shall be reduced on a dollar-for-dollar basis to the extent that Sahara Gaming and/or any of its Affiliates shall have otherwise contributed funds to PHI and/or Sahara Green Valley (other than as contemplated herein). Such contingent obligation would be secured by the Wet 'N Wild Parcel. The lien would be released upon the earlier of (i) contribution by Sahara Gaming and/or and of its Affiliates of funds aggregating $10 million,
 (ii) consummation of a sale of the Wet 'N Wild Parcel and the concurrent contribution of $10 million, and (iii) satisfaction in full of the Bonds. Any contribution would be restricted in use for (i) contribution to the capital of Sahara Green Valley, (ii) repurchase of Bonds, (iii) debt service on the Note, and (iv) capital expenditures at the Pioneer Hotel.


                               *  *  *  *  *  *

           If you agree to waive compliance with Section 801(d) on the terms set forth and as described herein, please sign the attached Revised Consent and Waiver, HAVE YOUR SIGNATURE GUARANTEED and return your executed Revised Consent and Waiver as soon as possible to Sahara Gaming and Pioneer in care of Sahara Gaming at 2535 Las Vegas Boulevard South, Las Vegas, Nevada, 89109, Attention:
 Chief Financial Officer. Any questions should be directed to Thomas K. Land, Chief Financial Officer, Sahara Gaming Corporation, 2535 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone: (702) 737-2750; fax: (702) 737-
 2787.

           Your Revised Consent and Waiver, if executed and delivered as set forth in the preceding paragraph, will become effective as of the date on which there shall have been received Revised Consents and Waivers executed by Holders of not less than a majority of the Outstanding Amount of the Bonds Outstanding.

           Except as set forth herein, nothing contained herein shall constitute a waiver or modification of any conditions or any other terms, provisions or requirements of the Indenture or any document in effect thereunder.

                                       Very truly yours,

                                       Sahara Gaming Corporation
                                       Pioneer Finance Corp.

                                       By:  _______________________________
                                            Thomas K. Land,
                                            Chief Financial Officer

                        Pioneer Finance Corp. Indenture

                          REVISED CONSENT AND WAIVER

          The undersigned hereby consents and agrees to the waiver of compliance with the provisions of Section 801(d) of the Indenture on the terms set forth and as described in the attached letter dated July 10, 1995 from Sahara Gaming Corporation and Pioneer Finance Corp. (the "Revised Waiver Request"). Capitalized terms used herein and not otherwise defined are used with the meanings set forth in the Revised Waiver Request.

Aggregate principal                       HOLDER
amount of Bonds:

$_____________________                    _____________________________________
                                          (Type name of nominee holder or,
Date:  ___________, 1995                  if written authorization from nominee
                                          holder is attached, the name of the
                                          beneficial holder)

                                          By: _________________________________
                                          Its: ________________________________

                                          Signature Guarantee:

                   [LETTERHEAD OF SAHARA GAMING CORPORATION]

                                 July 11, 1995

To:  Certain Holders of Pioneer Bonds

Re: Pioneer Finance Corp. Indenture dated as of December 1, 1988, as amended $120,000,000 13-1/2% First Mortgage Bonds due 1998
     ------------------------------------------------------------------------

Ladies and Gentlemen:

This letter will confirm the understanding we have reached today with respect to the solicitation by Pioneer Finance Corp. ("Pioneer") and Sahara Gaming Corporation ("Sahara Gaming") of the Revised Consent and Waiver (the "Revised Consent") dated July 10, 1955 relating to $120,000,000 13-1/2% First Mortgage Bonds Due 1998 (the "Bonds") issued by Pioneer. Capitalized terms not otherwise defined herein have the meanings set forth in the Indenture under which the Bonds were issued. Contingent upon (i) receipt by the undersigned of your validly executed Revised Consent and (ii) effectiveness of the Revised Consent as specified therein, Sahara Gaming will agree that, in connection with the contribution of capital stock of Sahara Green Valley Inc. ("Sahara Green Valley") to Pioneer Hotel Inc. ("PHI") described in the Revised Consent, such stock will be pledged for the benefit of the bondholders. Such pledge automatically will be released upon a sale of Sahara Green Valley or substantially all of its assets, provided that cash proceeds received upon such sale shall be used for (i) repurchase of Bonds, (ii) debt service on the Note, and (ii) capital expenditures at the Pioneer Hotel & Gambling Hall, and a security interest in any noncash proceeds is granted for the benefit of the bondholders.

Very truly yours,

SAHARA GAMING CORPORATION
PIONEER FINANCE CORP.

By________________________________________
     Thomas K. Land, Senior Vice President
     and Chief Financial Officer